Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Cancer Genetics, Inc. on Form S-8 (Nos. 333-191520, 333-191521, 333-196198, 333-205903 and 333-214599) and on Form S-3 (No. 333-218229) and on Form S-1 (No. 333-215284) of our report dated May 29, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Cancer Genetics, Inc. as of December 31, 2019 and for the year ended December 31, 2019, which report is included in this Annual Report on Form 10-K of Cancer Genetics, Inc. for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP
Houston, Texas
May 29, 2020